Exhibit 5.1

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VINSON & ELKINS L.L.P.
3700 TRAMMELL CROW CENTER
2001 ROSS AVENUE
DALLAS, TEXAS 75201-2975
TELEPHONE (214) 220-7700
FAX (214) 220-7716

June 25, 2001

Range Resources Corporation
777 Main Street, Suite 800
Fort Worth, Texas 76102

Ladies and Gentlemen:

      We have acted as counsel for Range Resources Corporation, a Delaware corporation (the “Company”), in connection with the Company’s registration under the Securities Act of 1933, as amended (the “Act”), of 2,000,000 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”) which may be offered from time to time under the Amended and Restated 1999 Stock Option Plan (the “Option Plan”) and 500,000 shares of Common Stock which may be offered from time to time under the 1997 Stock Purchase Plan, as amended (together with the Option Plan, the “Plans”) under the Company’s Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on June 25, 2001. All 2,500,000 shares of Common Stock referenced above are collectively referred to herein as the “Shares.”

      In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware, (iii) the Bylaws of the Company, (iv) certain minutes of meetings of, and resolutions adopted by, the Board of Directors of the Company and the Company’s stockholders authorizing the issuance and offering of the Shares in the Plans and (v) the Plans.

      We have assumed that (i) all information contained in all documents we reviewed is true, correct and complete, (ii) all signatures on all documents we reviewed are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, (v) all persons executing and delivering the documents we examined were competent to execute and deliver such documents, and (vi) the full consideration for each Share, as set forth in the Plans, shall be paid to the Company and in no event shall be less than the par value of such Share.

      Based on the foregoing, and having due regard for the legal considerations we deem relevant,

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we are of the opinion that the Shares, when offered and issued by the Company pursuant to the terms of the Plans, will be validly issued, fully paid and non-assessable.

      This opinion is limited in all respects to the Delaware General Corporation Law and the federal laws of the United States of America.

      This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.

VINSON & ELKINS L.L.P.

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